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                                                               EXHIBIT 10.13

                            THIRD AMENDMENT
                         TO EMPLOYMENT AGREEMENT
                           DATED MARCH 25, 1993

         Reference is made to the Executive Employment Agreement dated as of March 25, 1993 as amended by an Amendment dated April 27, 1994 and a Second Amendment dated April 25, 1995 (the "Agreement") by and between J. Baker, Inc. and Alan I. Weinstein. Pursuant to paragraph 19 of the Agreement and in order to further amend certain provisions of the Agreement, the Agreement is further amended as follows:

         1. Paragraph 9 of the Agreement is hereby amended by adding the following three subparagraphs:

                  "(d) Without Cause. During the Term hereof and prior to any Change of Control of the Company, the Company may terminate this Agreement at any time without cause. In such event, the Company shall pay to the Employee, in accordance with the Company's regular pay intervals for its senior executives, an amount equal to the greater of
         (i) the amount of Base Salary the Employee would have received through the last day of the Term or (ii) one (1) year of Base Salary.

                  (e) Change of Control. In the event the Employee's employment with the Company is terminated either by the Company or by the Employee within one (1) year after a Change of Control of the Company occurring during the Term hereof (regardless of whether such Employee's termination occurs after the expiration of the Term) then, in such event, the Company shall pay the Employee at his sole and exclusive option an amount in cash (the "Severance Payment") equal to either (i) the greater of (a) the amount of Base Salary the Employee would have received through the last day of the Term or (b) two (2) years Base Salary, payable to the Employee in a single lump sum cash payment; or
         (ii) three (3) years Base Salary payable in accordance with the Company's regular pay intervals for its senior executives; provided, however, that any amounts payable to the Employee pursuant to this subparagraph (e)(ii) which exceed one (1) year of Base Salary shall be reduced by any salary or other compensation earned by the Employee from subsequent employment. For purposes of this Agreement "Base Salary" shall mean the Employee's Base Salary as set forth in Paragraph 3 of this Agreement, as such Base Salary may be increased from time to time. "Change of Control" of the Company shall have the meaning set forth in the Company's 1994 Equity Incentive Plan as approved by the Stockholders of the Company on June 7, 1994 (and without regard to any subsequent amendments thereto). If any of the termination events set forth in this subparagraph (e) shall occur during the Term hereof or other applicable time periods, the provisions of paragraph 7 hereof shall be null and void and have no further force or effect.




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                  (f) Severance  Payment  Limitation Upon Change of Control.  If
         all or part of the Severance Payment payable to the Employee pursuant to subparagraph 9(e) hereof, when added to other payments payable to the Employee as a result of a Change of Control, constitute Parachute Payments, the following limitation shall apply. If the Parachute
         Payments, net of the sum of the Excise Tax, Federal income and employment taxes and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, are greater than the Threshold Amount, the Employee shall be entitled to the full Severance Payment payable under subparagraph 9(e) of this Agreement. If the Threshold Amount is greater than the Parachute Payments, net of the sum of the Excise Tax, Federal income and employment taxes and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, then the Severance Payment payable under subparagraph 9(e) of this Agreement shall be reduced to the extent necessary so that the maximum Parachute Payments shall not exceed  the  Threshold  Amount.  The  Company  shall  select  a firm of independent  certified  public  accountants  to determine  which of the
         foregoing   alternative   provisions   shall  apply.  For  purposes  of
         determining the amount of the Federal income and employment taxes, and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Severance Payments under subparagraph 9(e) of this Agreement are payable and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Employee's residence for the calendar year in which the Severance Payments under Subparagraph 9(e) of this Agreement are payable, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

         For purposes of this Agreement:

         "Parachute Payments" shall mean any payment or provision by the Company of any amount or benefit to and for the benefit of the Employee, whether paid or payable or provided or to be provided under the terms of this Agreement or otherwise, that would be considered "parachute payments" within the meaning of Section 280G(B)(2)(A) of the Internal Revenue Code and the regulations promulgated thereunder.

         "Threshold Amount" shall mean three times the Employee's "base amount" within the meaning of Section 280(G)(b)(3) of the Internal Revenue Code and the regulations promulgated thereunder, less one dollar.

         "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Internal Revenue Code.




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         2.       All other terms of the Agreement shall remain unchanged and continue in full force and effect.

J. BAKER, INC.


     /s/ Jerry M. Socol                                  March 7, 1996
By:      Jerry M. Socol                                  Date
         President and
         Chief Executive Officer


     /s/ Alan I. Weinstein                               March 7, 1996
         Alan I. Weinstein                               Date